Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group provides business update and reports on second quarter 2020

MIAMI – August 10, 2020 – Royal Caribbean Group (NYSE: RCL) today reported financial results for the second quarter of 2020 and commented on the business in light of the global COVID-19 pandemic.

Second Quarter 2020
Starting on March 13, 2020 and due to the COVID-19 pandemic, the Company suspended its global cruise operation. This resulted in the cancellation of all of the Company’s second quarter sailings.

The Company reported US GAAP Net Loss for the second quarter of 2020 of $(1.6) billion or $(7.83) per share compared to US GAAP Net Income of $472.8 million or $2.25 per share in the prior year. The 2020 results include a non-cash asset impairment loss of $156.5 million. The Company reported Adjusted Net Loss of $(1.3) billion or $(6.13) per share for the second quarter of 2020 compared to Adjusted Net Income of $532.7 million or $2.54 per share in the prior year. The Net Loss for the quarter is a result of the impact of the COVID-19 pandemic on the business.

Business Update

"The COVID-19 pandemic is posing an unprecedented challenge to our industry and society. Our teams are working tirelessly to return to service soonest and doing so by developing new health and safety protocols to protect the well-being of our guests, crew and destinations we visit,” said Richard D. Fain, Chairman and CEO. “In the meantime, we are using this time to refine our operations to be as efficient as we can while providing the great experiences that so many people are eagerly awaiting.”

Regarding the new health and safety protocols, the Company is being advised by a “Healthy Sail Panel” of experts in areas of science and public health with backgrounds in medical practice, research, infectious disease, biosecurity, hospitality and maritime operations.

Update on Liquidity Actions and Ongoing Uses of Cash

Given the current environment, the Company continues to prioritize and bolster its liquidity, working to ensure it is well positioned for recovery. Since the last earnings call, the Company has taken further actions to enhance its liquidity, preserve cash and secure additional financing. Among these latest efforts the Company highlighted the following:
•The issuance of $1.0 billion of priority guaranteed notes and $1.15 billion of convertible notes;
•The issuance of GBP 300 million of commercial paper in the UK providing over $370 million of additional liquidity;

•Completed a $0.9 billion 12-month debt amortization holiday from all export-credit backed facilities;
•Amended over $11 billion of commercial bank and export credit facilities to provide covenant waivers through the fourth quarter of 2021; and
•Further reduced operating expenses due to the fleet layup measures and actions to decrease sales, marketing and administrative expenses.

In addition, the Company has $11.3 billion of committed credit facilities that are available to fund ship deliveries originally planned through 2025.

“We continue to take substantial actions to bolster our financial position," said Jason T. Liberty, executive vice president and CFO. “We have accessed the capital market in an opportunistic manner and continue to aggressively manage our spend. We are prepared to navigate a volatile period while making decisions that position the Company well for the recovery.”

The Company estimates its cash burn to be, on average, in the range of approximately $250 million to $290 million per month during a prolonged suspension of operations. This range includes all interest expenses, including the increases driven by the latest capital raises. It also includes ongoing ship operating expenses, administrative expenses, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes cash refunds of customer deposits, commissions, debt obligations and cash inflows from new and existing bookings. The Company is considering ways to further reduce its average monthly cash burn under a further prolonged out-of-service scenario and during re-start of operations.

Liquidity and Financing Arrangements
As of June 30, 2020, the Company had liquidity of approximately $4.1 billion all in the form of cash and cash equivalents. The Company noted that as of June 30, 2020, the scheduled debt maturities for the remainder of 2020 and 2021, are $0.3 billion and $1.3 billion, respectively.

Capital Expenditures and Capacity Updates
The expected capital expenditures for the remainder of 2020 and 2021 are $0.6 billion and $1.8 billion, respectively. These expenditures are mostly related to newbuild projects.

COVID-19 has impacted shipyard operations and will result in delivery delays for newbuilds. Currently, the Company expects that three of the five ships originally scheduled for delivery between July of 2020 and December of 2021 will be delivered within the remaining time frame. Two of these ships are Silver Moon and Silver Dawn, with capacity lower than 600 berths.

Update on Bookings

The extended suspension of cruising has significantly impacted bookings for the remainder of 2020 which are meaningfully lower than same time last year and at lower prices.

Although still early in the booking cycle, the booked position for 2021 is trending well and is within historical ranges. The Company has implemented various programs to best serve its booked guests providing the choice of future cruise credits (“FCCs”) or the opportunity to “Lift & Shift” their booking to the same sailing the following year in lieu of providing cash refunds. For the booking period since our last business update, approximately 60% of the 2021 bookings are new and the rest are due to the redemption of FCCs and the “Lift & Shift” program. Pricing for 2021 bookings is relatively flat year-over-year when including the negative yield impact of bookings made with future cruise credits; it is slightly up year-over-year when excluding them.

As of June 30, 2020, the Company had $1.8 billion in customer deposits of which approximately $300 million correspond to fourth quarter 2020 sailings. Approximately 48% of the guests booked on cancelled sailings have requested cash refunds.

2020 Outlook

The magnitude, duration and speed of COVID-19 remains uncertain. As a consequence, the Company cannot estimate the impact of COVID-19 on its business, financial condition or near or longer-term financial or operational results with reasonable certainty. Notwithstanding the foregoing, the Company expects to incur a net loss on both a US GAAP and adjusted basis for its third quarter and the 2020 fiscal year, the extent of which will depend on the timing and extent of the return to service.

Interest expense for the remainder of the year (July 1, 2020 through December 31,2020) will be in the range of $505 million to $515 million.

As of June 30, 2020, the Company had hedged approximately 64%, 40%, 23% and 5% of its total projected metric tons of fuel consumption for the remainder of 2020, 2021, 2022 and 2023, respectively. The current suspension of our cruise operations due to the COVID-19 pandemic resulted in reductions to our forecasted fuel consumption. As of June 30, 2020, we had outstanding fuel swaps of 172,050 and 15,200 metric tons maturing in 2020 and 2021, respectively, that no longer hedged our forecasted fuel consumption. For the same four-year period, the annual average cost per metric ton of the fuel swap portfolio is approximately $423, $435, $514 and $580, respectively.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10 a.m. Eastern Daylight Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted (Loss) Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net (Loss) Income attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net (loss) income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) asset impairment and credit losses recorded in the first and second quarters of 2020 as a result of the impact of COVID-19; (ii) equity investment impairment charges recorded in the first quarter of 2020 as a result of the impact of COVID-19; (iii) currency translation losses recognized in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur; (iv) settlement costs with Pullmantur incurred in connection with its reorganization filing; (v) restructuring charges incurred in relation to the reduction in our U.S. workforce in the second quarter of 2020, the reorganization of our global sales and marketing structure and other initiatives expenses; (vi) the amortization of non-cash debt discount on the $1.15 billion convertible notes; (vii) loss on the extinguishment of debt; (viii) the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s ("Heritage") prior to the July 2020 noncontrolling interest purchase; (x) the change in fair value in the Silversea Cruises contingent consideration; (xi) net insurance recoveries or costs related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (xii) transaction costs related to the 2018 Silversea Cruises acquisition.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is the operating business name for Royal Caribbean Cruises Ltd. Royal Caribbean Group is the owner of four global cruise vacation brands: Royal Caribbean International, Celebrity Cruises, Silversea and Azamara. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 62 ships with an additional 16 on order as of July 31, 2020. Learn more at www.rclcorporate.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2020 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material adverse impact on our business and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-

lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Passenger ticket revenues	$107,022	$2,017,836	$1,483,873	$3,727,820
Onboard and other revenues	68,583	788,795	724,482	1,518,578
Total revenues	175,605	2,806,631	2,208,355	5,246,398
Cruise operating expenses:
Commissions, transportation and other	28,824	426,934	345,953	790,089
Onboard and other	21,579	174,429	145,297	309,599
Payroll and related	243,877	265,569	574,267	535,101
Food	27,483	146,847	148,799	286,381
Fuel	79,192	181,924	273,460	342,095
Other operating	279,465	348,801	703,463	694,943
Total cruise operating expenses	680,420	1,544,504	2,191,239	2,958,208
Marketing, selling and administrative expenses	301,418	376,874	697,308	791,821
Depreciation and amortization expenses	319,757	311,600	644,087	603,885
Impairment and credit losses	156,497	—	1,264,615	—
Operating (Loss) Income	(1,282,487)	573,653	(2,588,894)	892,484
Other expense:
Interest income	5,206	6,342	10,740	16,126
Interest expense, net of interest capitalized	(218,889)	(111,304)	(311,800)	(211,719)
Equity investment (loss) income	(51,853)	33,045	(62,245)	66,739
Other expense	(83,825)	(21,781)	(116,684)	(26,869)
	(349,361)	(93,698)	(479,989)	(155,723)
Net (Loss) Income	(1,631,848)	479,955	(3,068,883)	736,761
Less: Net Income attributable to noncontrolling interest	7,444	7,125	14,888	14,250
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,639,292)	$472,830	$(3,083,771)	$722,511
(Loss) Earnings per Share:
Basic	$(7.83)	$2.26	$(14.74)	$3.45
Diluted	$(7.83)	$2.25	$(14.74)	$3.44
Weighted-Average Shares Outstanding:
Basic	209,385	209,531	209,241	209,427
Diluted	209,385	210,052	209,241	209,962

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Comprehensive (Loss) Income
Net (Loss) Income	$(1,631,848)	$479,955	$(3,068,883)	$736,761
Other comprehensive income (loss):
Foreign currency translation adjustments	26,337	7,263	36,627	7,827
Change in defined benefit plans	(6,278)	(9,722)	(13,867)	(10,375)
Gain (loss) on cash flow derivative hedges	124,331	(71,734)	(176,274)	(22,891)
Total other comprehensive (loss) income	144,390	(74,193)	(153,514)	(25,439)
Comprehensive (Loss) Income	(1,487,458)	405,762	(3,222,397)	711,322
Less: Comprehensive Income attributable to noncontrolling interest	7,444	7,125	14,888	14,250
Comprehensive (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,494,902)	$398,637	$(3,237,285)	$697,072

STATISTICS (1)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Passengers Carried	20,027	1,663,900	1,259,846	3,197,126
Passenger Cruise Days	181,268	11,321,528	8,648,375	21,883,345
APCD	214,449	10,437,420	8,431,579	20,298,020
Occupancy	84.5%	108.5%	102.6%	107.8%
(1) Due to the three-month reporting lag, we include Silversea Cruises' result of operations from January 1 through March 31 for the quarters ended June 30, 2020 and 2019 and from October 1 through March 31 for the six months ended June 30, 2020 and 2019.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,146,691	$243,738
Trade and other receivables, net of allowances of $21,362 and $5,635 at June 30, 2020 and December 31, 2019, respectively	205,921	305,821
Inventories	152,596	162,107
Prepaid expenses and other assets	178,364	429,211
Derivative financial instruments	868	21,751
Total current assets	4,684,440	1,162,628
Property and equipment, net	25,647,715	25,466,808
Operating lease right-of-use assets	609,422	687,555
Goodwill	809,384	1,385,644
Other assets, net of allowances of $61,990 and $0 at June 30, 2020 and December 31, 2019, respectively	1,555,582	1,617,649
Total assets	$33,306,543	$30,320,284

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of debt	$706,283	$1,186,586
Commercial paper	368,952	1,434,180
Current portion of operating lease liabilities	102,814	96,976
Accounts payable	661,427	563,706
Accrued interest	122,204	70,090
Accrued expenses and other liabilities	810,536	1,078,345
Derivative financial instruments	158,818	94,875
Customer deposits	1,805,874	3,428,138
Total current liabilities	4,736,908	7,952,896
Long-term debt	17,753,424	8,414,110
Long-term operating lease liabilities	569,392	601,641
Other long-term liabilities	698,045	617,810
Total liabilities	23,757,769	17,586,457
Redeemable noncontrolling interest	584,869	569,981
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 237,168,148 and 236,547,842 shares issued, June 30, 2020 and December 31, 2019, respectively)	2,372	2,365
Paid-in capital	3,700,288	3,493,959
Retained earnings	8,276,463	11,523,326
Accumulated other comprehensive loss	(951,227)	(797,713)
Treasury stock (27,799,775 and 27,746,848 common shares at cost, at June 30, 2020 and December 31, 2019, respectively)	(2,063,991)	(2,058,091)
Total shareholders’ equity	8,963,905	12,163,846
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$33,306,543	$30,320,284

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Operating Activities
Net (loss) income	$(3,068,883)	$736,761
Adjustments:
Depreciation and amortization	644,087	603,885
Impairment and credit losses	1,264,615	—
Net deferred income tax (benefit) expense	(2,666)	3,794
Loss (gain) on derivative instruments not designated as hedges	84,280	(713)
Share-based compensation expense	8,764	41,974
Equity investment loss (income)	62,245	(66,739)
Amortization of debt issuance costs	28,807	20,467
Amortization of commercial paper notes discount	6,668	16,350
Loss on extinguishment of secured senior term loan	40,335	6,326
Change in fair value of contingent consideration	(44,605)	10,700
Currency translation adjustment losses	69,044	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	94,873	(14,262)
Decrease (increase) in inventories	9,511	(14,436)
Decrease (increase) in prepaid expenses and other assets	249,481	(51,443)
Increase in accounts payable	118,398	43,594
Increase in accrued interest	52,114	763
(Decrease) increase in accrued expenses and other liabilities	(17,110)	34,056
(Decrease) increase in customer deposits	(1,622,721)	760,435
Dividends received from unconsolidated affiliates	1,991	80,572
Other, net	(28,051)	(16,557)
Net cash (used in) provided by operating activities	(2,048,823)	2,195,527
Investing Activities
Purchases of property and equipment	(1,391,891)	(1,866,141)
Cash received on settlement of derivative financial instruments	1,558	6,204
Cash paid on settlement of derivative financial instruments	(117,518)	(55,758)
Investments in and loans to unconsolidated affiliates	(87,943)	(3,046)
Cash received on loans to unconsolidated affiliates	10,241	19,509
Other, net	(5,924)	(173)
Net cash used in investing activities	(1,591,477)	(1,899,405)
Financing Activities
Debt proceeds	12,672,189	2,749,564
Debt issuance costs	(276,995)	(35,454)
Repayments of debt	(3,424,387)	(3,008,893)
Proceeds from issuance of commercial paper notes	6,765,739	13,335,536
Repayments of commercial paper notes	(7,837,635)	(13,080,788)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Dividends paid	(326,421)	(293,197)
Proceeds from exercise of common stock options	386	265
Other, net	(28,670)	(15,930)
Net cash provided by (used in) financing activities	7,544,206	(348,897)
Effect of exchange rate changes on cash	(953)	(76)
Net increase (decrease) in cash and cash equivalents	3,902,953	(52,851)
Cash and cash equivalents at beginning of period	243,738	287,852
Cash and cash equivalents at end of period	$4,146,691	$235,001
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$153,078	$141,961
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$53,419	$—
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$64,326	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(1,639,292)	$472,830	$(3,083,771)	$722,511
Adjusted Net (loss) Income attributable to Royal Caribbean Cruises Ltd.	(1,282,573)	532,735	(1,592,985)	808,582
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$356,719	$59,905	$1,490,786	$86,071
Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.:
Impairment and credit losses (1)	$156,497	$—	$1,264,615	$—
Equity investment impairment (2)	—	—	39,735	—
Currency translation adjustment losses (3)	69,044	—	69,044	—
Pullmantur reorganization settlement (4)	21,637	—	21,637	—
Restructuring charges and other initiatives expense (5)	32,982	—	45,025	—
Convertible debt amortization of debt discount (6)	4,184	—	4,184	—
Loss on extinguishment of debt (7)	40,335	6,326	40,335	6,326
Amortization of Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition (8)	3,069	3,069	6,138	6,138
Noncontrolling interest adjustment (9)	22,557	12,663	46,616	34,574
Change in fair value of the Silversea contingent consideration (8)	6,414	10,700	(44,605)	10,700
Net insurance recoveries of Oasis of the Seas incident (10)	—	27,147	(1,938)	27,147
Transaction costs related to the 2018 Silversea Cruises acquisition (8)	—	—	—	1,186
Net Adjustments to Net (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$356,719	$59,905	$1,490,786	$86,071

(Loss) Earnings per Share - Diluted	$(7.83)	$2.25	$(14.74)	$3.44
Adjusted (Loss) Earnings per Share - Diluted	(6.13)	2.54	(7.61)	3.85
Net Adjustments to (Loss) Earnings per Share	$1.70	$0.29	$7.13	$0.41

Adjustments to (Loss) Earnings per Share:
Impairment and credit losses (1)	$0.75	$—	$6.05	$—
Equity investment impairment (2)	—	—	0.19	—
Currency translation adjustment losses (3)	0.33	—	0.33	—
Pullmantur reorganization settlement (4)	0.10	—	0.10	—
Restructuring charges and other initiatives expense (5)	0.16	—	0.22	—
Convertible debt amortization of debt discount (6)	0.02	—	0.02	—
Loss on extinguishment of debt (7)	0.19	0.03	0.19	0.03
Amortization of Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition (8)	0.01	0.01	0.03	0.03
Noncontrolling interest adjustment (9)	0.11	0.06	0.22	0.16
Change in fair value of the Silversea contingent consideration (8)	0.03	0.05	(0.21)	0.05
Net insurance recoveries of Oasis of the Seas incident (10)	—	0.13	(0.01)	0.13
Transaction costs related to the 2018 Silversea Cruises acquisition (8)	—	—	—	—
Net Adjustments to (Loss) Earnings per Share	$1.70	$0.29	$7.13	$0.41

Weighted-Average Shares Outstanding - Diluted	209,385	210,052	209,241	209,962

(1)Represents asset impairment and credit losses recorded in the first and second quarters of 2020 as a result of the impact of COVID-19.
(2)Represents equity investment asset impairment, primarily for our investment in Grand Bahama Shipyard, recorded in the first quarter of 2020 as a result of the impact of COVID-19.
(3)Represents currency translation losses recognized in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur.
(4)Represents settlement costs with Pullmantur in connection with its reorganization filing.
(5)Represents restructuring charges incurred in relation to the reduction in our U.S. workforce in the second quarter of 2020, the reorganization of our international sales and marketing structure and other initiatives expenses.
(6)Represents the amortization of non-cash debt discount on the $1.15 billion convertible notes.
(7)For the quarter and six months ended June 30, 2020, loss on the extinguishment of the $2.2 billion Senior Secured Term Loan. For the quarter and six months ended June 30, 2019, loss on the extinguishment of the $700 million 364-day loan related to the acquisition of Silversea Cruises and the remaining balance of the unsecured term loan originally incurred in 2010 to purchase Allure of the Seas.
(8)Related to the 2018 Silversea Cruises acquisition.
(9)Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by the Silversea Cruises noncontrolling interest prior to the July 2020 noncontrolling interest purchase.
(10)Amount includes net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

Investor Relations contact: Carola Mengolini
Email: cmengolini@rccl.com

Media contact: Jonathon Fishman
Email: corporatecommunications@rccl.com